Exhibit 99.1

Second Quarter Report
Quarter ended June 30, 2011

One Financial Place in Chicago, Illinois (left) and the Colorado Building in Washington, D.C. (right)—are properties of Behringer Harvard REIT I, Inc.

Second Quarter Overview

• Occupancy at the end of the second quarter of 2011 was approximately 84%, flat compared with first quarter 2011 occupancy.

•

Leasing activity continues to be strong with approximately 799,000 square feet of leases executed during the second quarter of 2011, including renewals of 65% of expiring leases (based on square footage). In addition to the leasing in the second quarter, significant leasing transactions include a 97,000-square-foot new lease at El Camino Real in Los Altos, CA; a 244,000-square-foot new lease at Three Eldridge Place in Houston, TX; and a 218,000-square-foot extension and expansion at 222 South Riverside Plaza in Chicago, IL.

•

In early June, the REIT recapitalized the 200 South Wacker Drive property, located in Chicago, IL, by selling the property to a joint venture (in which the REIT has a 9.82% ownership interest) for approximately $95.5 million and using the proceeds to pay off the related mortgage debt of $95.5 million. A book gain of approximately $1.4 million was recorded on the sale.

• At the end of June, the REIT sold the AMEC I & II properties, located in Houston, TX, for a contract sales price of $25 million.

•

Through July of this year, the REIT has addressed approximately $460 million of the $692 million of financing that was scheduled to mature in 2011 and is making good progress toward resolving the remaining $232 million.

• The REIT’s advisor waived $1.7 million of second quarter 2011 asset management fees-which brings the total of fees waived since the second quarter of 2009 to $19.9 million.

Financial Highlights

Some numbers have been rounded for presentation purposes.

(in thousands, except	3 mos. ended	3 mos. ended	6 mos. ended	6 mos. ended
per share data)	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Modified FFO attributable to common stockholders	$13,396	$16,976	$24,769	$30,939

Modified FFO, per common share-diluted	$0.05	$0.06	$0.08	$0.11

Distributions declared on common shares	$7,404	$12,864	$14,793	$36,694

Distributions declared, per common share	$0.03	$0.04

(in thousands)	As of June 30, 2011
Total assets	$3,856,857
Total liabilities	$2,773,771

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov or by written request to the REIT at its corporate headquarters. For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

As of August 24, 2011

behringerharvard.com

Reconciliation of MFFO to Net Loss

(in thousands, except per share data)	3 mos. ended June 30, 2011	3 mos. ended June 30, 2010	6 mos. ended June 30, 2011	6 mos. ended June 30, 2010
Net loss	$(41,577)	$(89,709)	$(72,060)	$(116,986)
Net loss attributable to noncontrolling interests	72	238	244	383
Real estate depreciation and amortization from consolidated properties	55,196	60,410	116,054	123,112
Real estate depreciation and amortization from unconsolidated properties	1,732	1,779	3,452	3,468
Gain on sale of depreciable real estate	(1,385)	—	(2,024)	—
Noncontrolling interests share of above adjustments	(287)	(316)	(600)	(646)
FFO(1) attributable to common stockholders	13,751	(27,598)	45,066	9,331

Impairment charges	6,998	52,003	6,998	52,003
Fair value adjustments to derivatives	—	(99)	—	(87)
Acquisition-related costs	140	—	175	—
Straight-line rent adjustment	(4,983)	(4,059)	(11,481)	(8,152)
Amortization of above- and below-market rents, net	(2,498)	(3,206)	(12,870)	(6,227)
Gain on troubled debt restructuring	(13)	—	(3,149)	(15,898)
Noncontrolling interests share of above adjustments	1	(65)	30	(31)
MFFO(2) attributable to common stockholders	$13,396	$16,976	$24,769	$30,939
Weighted average common shares —basic	296,091	293,963	295,868	293,573
Weighted average common shares—diluted	296,105	293,963	295,882	293,573
Net loss per common share—basic and diluted	$(0.14)	$(0.30)	$(0.24)	$(0.40)
FFO per common share—basic and diluted	$0.05	$(0.09)	$0.15	$0.03
MFFO per common share—basic and diluted	$0.05	$0.06	$0.08	$0.11

(1)Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with accounting principles generally accepted in the United States (GAAP), excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after related adjustments for unconsolidated partnerships, joint ventures and subsidiaries, and non-controlling interests.

(2)In addition to FFO, we use modified funds from operations (MFFO), which excludes from FFO acquisition-related costs, adjustments for straight line rents and amortization of above- and below-market intangible lease assets and liabilities, impairment charges on real estate related assets, and gains and losses related to early extinguishment or sales of hedges, early extinguishment of debt, consolidation from or de-consolidation to equity accounting and contingent purchase price adjustments and adjustments to fair value for derivatives not qualifying for hedge accounting to further evaluate our operating performance.

Note: In periods of net loss or negative FFO, there are no dilutive securities. Therefore, diluted loss per common share or diluted FFO per common share, respectively, is calculated using weighted average common shares outstanding-basic as the denominator.

FFO and MFFO should not be considered as alternatives to net income (loss) or as indications of our liquidity, nor is either indicative of funds available to fund our cash needs, including our ability to make distributions. Both should be reviewed in connection with other GAAP measurements. A reconciliation of MFFO to net loss can be found on page 31 of our Quarterly Report on Form 10-Q for the second quarter 2011, on file with the SEC.

15601 Dallas Parkway, Suite 600

Addison, TX 75001

Date Published 08/11

764-1-RE1-Q2 Report 2011

© 2011 Behringer Harvard

Second Quarter Report

Behringer Harvard REIT I, Inc.